EXHIBIT 99.2


   IMMEDIATE RELEASE                  CONTACT:
   Sioux Falls, South Dakota          Rogene Thaden, V.P.-Communications
   October 26, 1998                   605-978-2904


                NORTHWESTERN ANNOUNCES COMMON STOCK OFFERING

        SIOUX FALLS, S.D. -- NorthWestern Corporation (NYSE: NOR) announced that it is filing a preliminary prospectus supplement for the public offering of 3,000,000 additional shares of its common stock, with an over-allotment option of 450,000 shares. The offering will be made through a group of underwriters represented by Morgan Stanley Dean Witter, CIBC Oppenheimer, A.G. Edwards & Sons, Inc. and PaineWebber Incorporated.

        NorthWestern also stated that, immediately after it completes its common stock offering, it intends to offer up to $50 million of Trust Preferred Securities through a subsidiary trust, and up to $100 million of Senior Debt Securities, in underwritten offerings pursuant to separate prospectus supplements. However, completion of the common stock offering is not conditioned upon either of these proposed offerings. All three offerings are under NorthWestern's existing shelf registration statement.

        Net proceeds of the sales will be used for general corporate purposes and to repay short-term indebtedness.

        This communication does not constitute an offer to sell or a solicitation of an offer to buy securities. Such an offer can be made only through the preliminary prospectus supplement and related prospectus, which can be obtained from the underwriters.

        NorthWestern is a leading services and solutions provider to customers across America. In addition to NorthWestern Public Service, a provider of electric and natural gas service to Midwestern customers, the Company holds interests in Cornerstone (NYSE:CNO), the nation's fifth largest retail propane distributor. Through its wholly owned subsidiary, NorthWestern holds interests in Communication Systems USA, a national provider of integrated communication and data solutions and network services, and Blue Dot., a national provider of heating, air conditioning, plumbing and related services.
   NorthWestern is also engaged in other service and nonenergy-related businesses. Information about NorthWestern is available on the Internet at http://www.northwestern.com.

        This press release may contain forward-looking statements that involve inherent risks and uncertainties. A number of important factors which are difficult to predict and many of which are beyond the control of the Company could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, weather, the federal and state regulatory environment, regional, commercial, industrial and residential growth in the service territories served by the Company and its subsidiaries and affiliates, the speed and degree to which competition enters the Company's industries, the timing and extent of changes in commodity prices, risks associated with acquisitions and integration of acquired companies, fluctuations in operating results, competition, the economic climate, customers' usage patterns and preferences, changing conditions in the capital and equity markets and other uncertainties.

                                    # # #